U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                               FORM 10-SB

                           AMENDMENT NUMBER 1
             GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                         SMALL BUSINESS ISSUERS
    UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                          WOLF INDUSTRIES, INC.
             (Name of Small Business Issuer in its Charter)


Nevada                               E.I.N. 98-0171619
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
incorporation or organization)

4020, 7 Street, SE
Calgary, Alberta, Canada                   T2G 2Y8
(Address of principal executive offices)   (Zip Code)


Issuer's telephone number: (403) 543-0970

SECURITIES TO BE REGISTERED UNDER SECTION 12(b) OF THE ACT:

     None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

     Title of each class           Name of each exchange on which
     to be so registered             each class to be registered

     Common Stock                  OTC Electronic Bulletin Board






Total Number of Pages:
Index to Exhibits Appears on Page: 14                             Page: 1

ITEM 1.   DESCRIPTION OF BUSINESS

     (a)  BUSINESS DEVELOPMENT
          --------------------

Wolf Industries, Inc. (the "Company") was incorporated on January 24, 1996, pursuant to the laws of the State of Nevada under the name Wolf Exploration, Inc. with a business plan to acquire property for precious metal exploration in the Western United States. However after considering several properties, the Company determined that the properties identified were not suitable to fully implement an exploration and development project in the United States. In August 1996, the Company changed management and developed a new business plan.

In October 1996, Wolf Exploration entered into an agreement with Bill Bell and J.T. Bell (not related) to acquire all of the outstanding common stock of 418297 Alberta, Ltd. operating as Calgary Chemicals. The consideration paid was $620,500 (U.S.). The Company continues the business of Calgary Chemical as its activities are targeted to the oil and gas service industry through a wholly owned subsidiary operating as Calgary Chemical.


In March 1997, the name was changed to Wolf Industries, Inc. to reflect these developments. The Company does not have any plans, proposals, arrangements or understandings with respect to future acquisitions.


     (b)  BUSINESS OF THE ISSUER
          ----------------------

          CALGARY CHEMICAL
          ----------------

Wolf Industries, Inc. carries out its present operations through a wholly owned subsidiary company 714674 Alberta Ltd., operating as Calgary Chemical. Calgary Chemical began operations in 1989 and has experienced steady growth. In the fiscal year ending July 1996, its gross revenue was Can. $1,029,150 (U.S. $744,345), with an operating profit before compensation to the former owners and income taxes of approximately Can. $310,000 (approximately U.S. $227,850).

The Company was founded in 1988 by William Bell, who had worked for NOWSCO, a Canadian worldwide provider of services to oil and gas exploration firms. Mr. Bell directed the creation of NOWSCO's in house custom blending operations. Mr. Bell created Calgary Chemical because he perceived a unique market niche for a company capable of custom blending oil and gas lubricants for production companies.

Thus, Calgary Chemical's primary service is the custom blending of chemicals for application in the production of oil and gas. The Company provides dewaxing chemicals, scale inhibitors and demulsifying agents and lubricants to its customers throughout Western Canada. In addition to providing a custom blending service, Calgary Chemical carries quantities of certain basic liquids, such as zylene, methanol and kerosene, in stock for the immediate use of its customers and also provides a storage service to its customers for their own blended products.

The manner of the relationship among the Company and its customer is that the custom blends are demanded by the production company whose ingredients are subject to a confidentiality agreement in place. Formulas are proprietary to the end-users. Raw materials are delivered to Calgary Chemical who then provides the service of blending the formulas and producing the finished product. It does not provide any chemical production facilities. Nor does Calgary Chemical ship the finished products. This is done by independent shippers.

The blending process was designed by the Company. In addition to the blending and storage facility and office space, the Company has its own laboratory facilities for testing its product and supporting customers' special needs.

The raw materials used by the Company historically have been readily available from a number of different suppliers. The pricing of these raw materials historically has not been volatile, and the Company has no significant supply contracts extending into the future.

The products used by the Company are toxic and some are hazardous, which requires the Company to comply with local and provincial environmental and fire protection standards. The Company takes strict precautions to maintain compliance with regulatory environmental and safety standards. In addition the Company is going to seek ISO 9002 certification.

The Company's current customer list comprises the majority of those that have been customers since the Company's inception. The commitment to servicing this customer base has resulted in customer loyalty, built through the confidentiality with which each customer's recipes for chemical blending are treated, combined with an accurate and timely service delivery.

ITEM 2.   MANAGEMENT DISCUSSION AND ANALYSIS

The most significant event of the fiscal year ended December 31, 1996, was the share purchase agreement dated August 28, 1996, pursuant to which the Company acquired all of the outstanding shares of its subsidiary 714674 Alberta Ltd. The result of this agreement was that the Company acquired and assumed management of its custom chemical blending business, Calgary Chemical.

Calgary Chemical's results have been included from October 1, 1996, the effective date of the acquisition, Calgary Chemical was a closely held private corporation which had conducted operations for eight years prior to its acquisition by Wolf Industries. Selected unaudited operating highlights for the last three years are included as follows:

     (a)  RESULTS OF OPERATION
          --------------------

The pro forma comparative results of operations of the Company are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Revenue from product sales for the year ended July 31, 1996 was $744,345, a decrease of $29,628 for the same period ended July 31, 1995. The cost of the Company's product sold for year ended July

31, 1996 was $377,247. A decrease over the same period ended July 31, 1995 of $110,458. The Company's gross margin for the year ended July 31, 1996 was $367,098, an increase of $80,830 over the same period ended July 31, 1995. All of the foregoing figures are in U.S. dollars computed at a $0.735 exchange rate of CN $1.00.



The Company expects that these revenues will continue and sales margins may increase as the Company's business and accounting practices continue to impact its operations.


     (b)  CAPITAL RESOURCES
          -----------------

The Company's current financial condition is stable. For the three month periods ending December 31, 1996, and March 31, 1997, the Company's financial position and results of its operations, are as follows:

                              Three Months Ended     Three Months Ended
                              December 31, 1996      March 31, 1997

Current Assets                $  222,106             $ 209,821

Capital Assets                $  271,258             $ 274,176

Other Assets                  $  248,357             $ 246,416
                              ----------             ---------
Total Assets                  $  741,721             $ 730,413
                              ==========             =========

Current Liabilities           $  319,728             $ 329,243

Long Term Debt                $  109,807             $  84,844
                              ----------             ---------

Total Liabilities             $  429,535             $ 414,087
                                                     =========

Common Shares                 $  307,330             $ 319,830

Retained Earnings (deficit)   $    4,856             $  <3,504>
                              ----------             ---------

                              $  741,721             $ 730,413
                              ==========             =========

Revenues                      $  145,889             $ 123,363

Cost of Sales                 $   75,723             $  64,069

Expenses                      $   53,810             $  67,654
                              ----------             ---------

Income (Loss) Before          $   16,356             $  <8,360>
Income Taxes                  ==========             =========

     (c)  LIQUIDITY.
          ---------

The Company expects to increase revenue without further capital investment, as a result of implementation of its marketing plan and presently underutilized facilities. The Company has good banking relationships, and creditworthiness and is presently restructuring its long term debt; whereby the long term debt obligations will require payments of approximately $15,300 per quarter. Finally, the Company expects to raise additional capital through equity investment.

The Company has not expended funds on research and development. The Company does not have any commitments for capital expenditures and does not anticipate any short term need to make capital expenditures in order to maintain and increase operations. The Company has increased its number of employees from three at December 31, 1996, to five, by recently adding an office manager and a marketing officer.


The Company has raised capital through the sale of securities in two private placements. In January 1996, $100,000 ($0.01 per share) was raised by selling 10,000,000 shares of common stock pursuant to a Regulation Rule 504 offering. In November 1996, Wolf Industries, Inc. raised an additional $266,150 ($.50 per share) by selling 532,300 shares of common stock also in reliance upon Regulation D Rule 504. The Company has also realized cash flow from operations. Historically, this cash flow has been sufficient to meet current cash demands. The Company will investigate asset based bank financing for the purpose of expanding operations, but these cash sources are not needed for current cash needs. The Company will also investigate debt or equity based financing for capital expansion.


ITEM 3.   DESCRIPTION OF PROPERTY.

The Company's principal office is located at 4020, 7 Street, S.E., Calgary, Alberta T2G 2Y8; phone no. (403) 543-0970; facsimile no. (403) 543-0977.
These premises are leased. The premises consist of an industrial warehouse of 12,100 square feet, of which 1,750 is used as office space, and are subject to a lease that expires December 31, 2001. The Company owns its own blending and storage equipment, together with forklift trucks for use on the Company's premises.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a)  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
          -----------------------------------------------



                                             Number of    Percentage of
Name and Address                              Shares          Class
----------------                             ---------    -------------
John Donaldson (1)                           2,150,000          20.4%
329 Brill Road, RR#1
Foster, Quebec
T2J 3N6, Canada

Chen Jih Hwee                                  900,000           8.5%
c/o Monarch Consulting Services, Inc.
7th Floor, Kalaw-Ledesma Condo.
117 Gamboa St., Legaspi Village
1229 Makati City, Metro Manila
Philippines

Clive P. H. Ng                                 900,000           8.5%
c/o Monarch Consulting Services, Inc.
7th Floor, Kalaw-Ledesma Condo.
117 Gamboa St., Legaspi Village
1229 Makati City, Metro Manila
Philippines

Ernesto Geromino                               900,000           8.5%
c/o Monarch Consulting Services, Inc.
7th Floor, Kalaw-Ledesma Condo.
117 Gamboa St., Legaspi Village
1229 Makati City, Metro Manila
Philippines

Cheng Ming Lee                                 900,000           8.5%
c/o Monarch Consulting Services, Inc.
7th Floor, Kalaw-Ledesma Condo.
117 Gamboa St., Legaspi Village
1229 Makati City, Metro Manila
Philippines

Shiew Ming Moo                                 900,000           8.5%
c/o Monarch Consulting Services, Inc.
7th Floor, Kalaw-Ledesma Condo.
117 Gamboa St., Legaspi Village
1229 Makati City, Metro Manila
Philippines

(1) Does not include 147,300 shares beneficially owned by his son, James Donaldson, a Director of the Registrant for which John Donaldson disclaims any beneficial ownership.

     (b)  SECURITY OWNERSHIP OF MANAGEMENT.
          --------------------------------

                              Shares             Percentage of Class

Blair Coady                   700,000 (1)               6.6%
4020, 7 Street, SE
Calgary, Alberta, Canada

John Grove                    150,000 (2)               1.4%
4020, 7 Street, SE
Calgary, Alberta, Canada

James Donaldson               147,300 (3)               1.4%
4020, 7 Street, SE
Calgary, Alberta, Canada

Combined Ownership of         997,300                   9.5%
Management


(1) Consists of shares issuable upon exercise of options at $.50 per share. Does not include 490,000 shares held by Christopher Coady, the brother of Blair Coady, for which Blair disclaims beneficial ownership.

(2) Consists of shares issuable upon exercise of options at $.50 per share.

(3) Consists of 75,000 shares issuable upon exercise of options at $.50 per share and 72,300 shares purchased in November 1996. Does not include 2,150,000 shares held by his father, John Donaldson, for which James Donaldson disclaims beneficial ownership.

     (c)  CHANGES IN CONTROL.
          ------------------

Changes in control occurred in August 1996, when Blair Coady was appointed the sole officer of the Company and a member of its Board of Directors. As part of the change in control, Mavis Robinson, a former director and officer, resigned. This occurred on March 19, 1997. At that time John Grove joined the Board of Directors.

ITEM 5.   DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     (a)  DIRECTORS AND EXECUTIVE OFFICERS
          --------------------------------

The following are the names, positions, municipalities of residence and relevant backgrounds of key personnel of the Corporation.


BLAIR COADY - (Age 55).  Director, President and Secretary, Calgary,
Alberta.
     OCTOBER 1992 THROUGH MARCH 1995. Chairman of the Board of Earthwhile Developments Inc., a Canadian corporation involved in waste management, specifically solvent recycling, bioremediation and composting.
     1985-1992. Chairman and Director of Calto Industries Ltd., a Canadian corporation engaged in biomedical waste remediation and solvent recycling.

     1978-1984. Director and President (1978-1982 only) of Terato Resources Ltd., a Canadian public corporation engaged in the exploration, development and production of oil and gas in Western Canada and the Southern United States.
     1966-1976. Partner, Director and Vice President in Bongard, Leslie & Co., Ltd. a Canadian Investment Dealer and Brokerage firm.


JOHN EDWARD KENNETH GROVE - (Age 41). Director, Chairman of the Audit Committee and Consultant, Calgary, Alberta.
     September 1994 to Present. Mr. Grove is Vice President, Vestiture Corporation, a merger, acquisition and corporate finance firm.
     April 1991 to August 1994.  Mr. Grove was with Armada Development
     Group and responsible for leasing 150,000 square feet of new strip mall development.
     June 1988 to August 1991. Mr. Grove was President and Director of CR-3 Express Ltd., a refrigerated transportation company which he created, developed to an annual gross sales level of 7 million dollars and then sold the company.
     July 1985 to February 1988. Mr. Grove was President and Director of Hurricane Hydrocarbons Ltd., a public company of which he was one of the founders and which he developed to a level of $600,000 gross revenue per annum.
     July 1983 to July 1985.  Mr. Grove was General Manager of Slant
     Systems Ltd., a private oil and gas drilling company.
     December 1980 to June 1983.  Mr. Grove was with H.C.I. Holdings Ltd.
     of Toronto as an oil and gas analyst for that company and also Elliot and Page.
     September 1978 to November 1980. Bastion Drilling Ltd., President and Director. Mr. Grove graduated from the University of Alberta in 1978 with a Bachelor of Commerce Degree.


JAMES DONALDSON - (Age 35).  Director, Vancouver, British Columbia.
     1991 to Present. Donegal Developments Ltd., Vancouver, B.C., Project Manager. Mr. Donaldson supervises property evaluation programs throughout the western hemisphere for this mining company.
     1993-1995. Nicholson & Associates, Vancouver, B.C., Project Manager/Exploration Technician. Mr. Donaldson supervised mining exploration programs throughout the western hemisphere for this mining company.
     1987-1994. Goldon Mining Ltd., Delta, B.C., Geophysical Technician. Mr. Donaldson performed geophysical surveys on mineral exploration properties throughout Canada.
     1985-1987. Freegold Recovery Inc., Vancouver, B.C., Mill Technician/Geotechnician. Mr. Donaldson installed gravity concentrating systems and conducted testing at various mining operations.
     1984-1985. Erana Mines Ltd., Lively, Ontario, Mill Technician. Mr. Donaldson was responsible for installing, operating and maintaining production plant equipment for this mining company.

     (b)  SIGNIFICANT EMPLOYEES.
          ---------------------

IAN BUBIS - (Age 26). Calgary Chemical Plant Manager, Calgary, Alberta, 1994 to present. Mr. Bubis has extensive experience in the blending of chemical formula and related plant operations. Mr. Bubis is an original employee of Mr. Bill Bell, the founder of the Company. From 1990 to 1994, Mr. Bubis was a self employed Equestrian Trainer.

     (c)  FAMILY RELATIONSHIPS.
          --------------------

There are no family relationships to report.

     (d)  INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
          ----------------------------------------

There are no legal proceedings to report.

ITEM 6.   EXECUTIVE COMPENSATION

     (a)  SUMMARY COMPENSATION TABLE (omitted for simplicity)
          --------------------------

Mr. Coady received $4,380 of compensation per month for November and December of 1996, no other cash compensation was granted or paid in the fiscal year ended December 31, 1996.

     (b)  OPTION/SAR GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)
          ---------------------------------------------------------

The Company has a Management Stock Option Plan, described below. There have been no other options granted.

     (c)  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
          --------------------------------------------------------------
          Option/SAR Values
          -----------------
There have been no exercises in the past fiscal year.

     (d)  LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
          -------------------------------------------------------

In November 1996, the Company adopted the Wolf Exploration Inc. 1996 Directors and Officers Stock Option Plan (the "Plan") for its officers, directors, key personnel and consultants of the one million shares contributed to the Plan, Mr. Coady in November 1996, was awarded a five year option to acquire 700,000 at $0.50 per share. In March 1997, Mr. Grove received 150,000 options at $0.50 per share. Mr. Donaldson was awarded 75,000 options at $0.50 per share in November 1996. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to its Directors, Officers, Employees and Consultants the opportunity to acquire a propriety interest in the Company by the grant of Options.

     (e)  COMPENSATION OF DIRECTORS
          -------------------------

          1.   Standard Arrangements
               ---------------------

The members of the Company's Board of Directors are reimbursed for actual expenses incurred in attending Board meetings.

          2.   Other Arrangements
               ------------------

There are no other arrangements.

     (f)  EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT, CHANGE IN
          -------------------------------------------------------------
          CONTROL ARRANGEMENTS
          --------------------

The terms are set forth in Mr. Coady's Employment Agreement.  SEE Exhibit
E.2. These terms may be summarized as follows: Mr. Coady receives a salary of $52,560 per annum and three weeks of paid vacation per annum.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     (a)  VESTITURE CORPORATION
          ---------------------

Mr. Grove is an Executive Vice President of Vestiture Corporation as well as a director of Wolf Industries, Inc. Vestiture Corporation was paid $35,770 for brokering the transactions by which Mr. Bill Bell and Mr. J.T. Bell sold their interests to Wolf Exploration in Calgary Chemicals. It was further paid an additional $7,300 for arranging certain bank financing in connection with the Bell transaction.


The Company's By-laws include a provision regarding RELATED PARTY
TRANSACTIONS which requires that each participant to such a transaction identify all direct and indirect interests to be derived as a result of the Company's entering into the related transaction. A majority of the disinterested members of the board of directors must approve any Related Party Transaction.


ITEM 8.   LEGAL PROCEEDINGS

There are no legal proceedings involving the Company or its management.

ITEM 9.   MARKET PRICE FOR REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER
          MATTERS

     (a)  MARKET INFORMATION
          ------------------

The Company's stock is not listed for sale on any exchange or trading medium. However, certain of the Registrant's shareholders have made private sale transactions through a broker-dealer in the Philippines. The Company intends to seek the listing of its Common Stock on the NASD's OTC Electronic Bulletin Board upon the effectiveness of this Form 10-SB. Until such time, there is no public market for the Company's Common Stock. There are options held by management to acquire 1,000,000 shares pursuant to the stock option plan.

In January 1996, 10,000,000 shares were sold to individuals pursuant to Rule 504 of Regulation D. Between November 1996, and April 1997, 532,300 shares were sold pursuant to Rule 504 of Regulation D to nine individuals. As permitted by Rule 504 certificates for these securities were issued without restrictive legends. However, 72,300 of these shares were purchased by James Donaldson, a director of the Registrant and may only be publicly sold pursuant to Rule 144.

     (b)  HOLDERS
          -------

There are 66 holders of the Company's Common Stock.

     (c)  DIVIDENDS
          ---------

The Company has paid no dividends to date on its Common Stock. The Company reserves the right to declare a dividend when operations merit.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as set forth below.


The Registrant was not a reporting company pursuant to the Securities Exchange Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available to the registrant in that the Company sold less than $1,000,000.00 worth of securities in the previous 12 month period and the purchasers were unaffiliated, sophisticated investors. Further, Rule 504 does not require the presentation of specified information prior to the sale of the securities offered in reliance upon this rule.

Name of Purchaser         Date              Security (1)   Total
-----------------         ----              ------------   Consideration
                                                           -------------

Arden Saxon               1/27/96               490,000     $  4,900

Mirian Chernoff           1/27/96               490,000     $  4,900

Magic Trading Company     1/27/96               490,000     $  4,900

411276 B.C. Ltd.          1/27/96               490,000     $  4,900

John Donaldson (2)        1/27/96             2,150,000     $ 21,500

Chen Jih Hwee             1/27/96               900,000     $  9,000

Clive P. H. Ng            1/27/96               900,000     $  9,000

Charlie Chew              1/27/96               900,000     $  9,000

Ernesto Geromino          1/27/96               900,000     $  9,000

Cheng Fong Lee            1/27/96               900,000     $  9,000

Shiew Ming Moo            1/27/96               900,000     $  9,000

Christopher C. Coady (3)  1/27/96               490,000     $  4,900

411276 B.C. Ltd.          11/1/96               300,000     $150,000

Brian Heaney              11/1/96               100,000     $ 50,000

L.C.M. Equity, Inc.       11/1/96                25,000     $ 12,500

James Donaldson (2)       11/1/96                72,300     $ 36,150

Orest Sherban and
 Jeri Sherban             3/31/97                20,000     $ 10,000

Paul Gomery               3/31/97                 5,000     $  2,500

Donald Patterson and
 David Patterson          4/30/97                10,000     $  5,000

(1) All securities are common stock.

(2) John Donaldson is the father of James Donaldson, a director of the Registrant. James Donaldson disclaims any beneficial ownership in the shares owned by his father.

(3) Christopher C. Coady is the brother of Blair Coady a director of the Registrant. Blair Coady disclaims any beneficial ownership in the shares owned by his brother.

With respect to the sales made, the Company or its affiliates relied on Regulation D, Rule 504 and Section 4(2) of the Securities Act of 1933, as amended as the exemption from the registration requirements of said Act.

ITEM 11.  DESCRIPTION OF SECURITIES

COMMON STOCK: The Company is authorized to issue up to 200,000,000 shares of its $0.001 par value common stock. Each share is entitled to one vote on matters submitted to a vote of the shareholders of the Company. There is no cumulative voting of the common stock. The common stock shares have no redemption provisions nor any preemptive rights.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 11 of the Company's By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.

ITEM 13.  FINANCIAL STATEMENTS.

The Financial Statements are contained at Exhibit 1 hereto and include audited financial statements for the fiscal year ended December 31, 1996 and unaudited financial statements for the three-month period ended March 31, 1997.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no disagreements on accounting and financial disclosures from the inception of the Company through the date of this Registration Statement.

ITEM 15.  INDEX TO EXHIBITS
                                                                     PAGE
     Financial Statements
     (i)   Consolidated Financial Statements of
           Wolf Industries, Inc. for Fiscal Year
           Ended December 31, 1996*
     (ii)  Consolidated Financial Statements
           of Wolf Industries, Inc.
           for the Three Months Ended
           March 31, 1997 - Unaudited*
     (iii) Interim Consolidated Financial Statements for the Period Ended June 30, 1997 - Unaudited

2.   (i)   The Bell Purchase Agreement*

3.   (i)   Articles of Incorporation*
     (ii)  Bylaws*

10.  Material Contracts
     (i)   Employment Agreement Among Mr. Blair
           Coady and Wolf Industries, Inc.*
     (ii)  The Management Stock Option Plan*

21.  (i)   Subsidiaries of the Registrant*

27.  (i)   Financial Data Schedule*

* Previously submitted.

     SIGNATURES


In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


 Wolf Industries, Inc.
-------------------------------------------------------------------------
                              (Registrant)

Date August 14, 1997
    ---------------------------------------------------------------------
By /s/ Blair Coady
  -----------------------------------------------------------------------
                               (Signature)


Blair Coady, Title: Director, President and Secretary
-------------------------------------------------------------------------
                          (Type Name and Title)
              (On behalf of the Registrant and as [Title].)



Date August 14, 1997
    ---------------------------------------------------------------------
By /s/ John Grove
  -----------------------------------------------------------------------
                               (Signature)


John Grove, Title: Director
-------------------------------------------------------------------------
                          (Type Name and Title)
              (On behalf of the Registrant and as [Title].)



Date August 14, 1997
    ---------------------------------------------------------------------
By /s/ James Donaldson
  -----------------------------------------------------------------------
                               (Signature)



James Donaldson, Title: Director
-------------------------------------------------------------------------
                          (Type Name and Title)
              (On behalf of the Registrant and as [Title].)

                          WOLF INDUSTRIES INC.

                Interim Consolidated Financial Statements

                   For the period ended June 30, 1997

                               (Unaudited)

                          WOLF INDUSTRIES INC.

                       CONSOLIDATED BALANCE SHEET

                                  As at

                               (Unaudited)


                                                    JUNE 30,     MARCH 31,
                                                      1997         1997
                                                   ----------   ----------

                                 ASSETS
CURRENT
     Cash and short-term deposits              $      66,005  $      55,801
     Accounts receivable                              85,740         96,512
     Inventory                                        54,869         49,840
     Prepaid expenses                                 12,470          7,668
                                                    --------       --------

                                                     219,084        209,821

CAPITAL                                              273,602        274,176

EXCESS OF COST OVER NET IDENTIFIABLE
 ASSETS ACQUIRED                                     239,183        246,416
                                                    --------       --------

                                               $     731,869  $     730,413
                                                    ========       ========


                               LIABILITIES
CURRENT
     Demand bank loan                          $      90,875  $      61,795
     Accounts payable and accrued
      liabilities                                    129,981        125,530
     Income taxes payable                             10,853         15,653
     Current portion of long-term debt               126,265        126,265
                                                    --------       --------

                                                     357,974        329,243

LONG-TERM DEBT                                        67,984         84,844
                                                    --------       --------

                                                     425,958        414,087
                                                    --------       --------


                          SHAREHOLDERS' EQUITY

COMMON SHARES                                        324,830        319,830

DEFICIT                                              (18,919)        (3,504)
                                                    --------       --------

                                                     305,911        316,326
                                                    --------       --------

                                               $     731,869  $     730,413
                                                    ========      =========

                          WOLF INDUSTRIES INC.

         INTERIM CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                   For the period ended June 30, 1997

                               (Unaudited)

                                    COMMON SHARES            ADDITIONAL
                                ----------------------        PAID-IN
                                 SHARES         AMOUNT        CAPITAL          (DEFICIT)           TOTAL

                                ---------      --------       --------         ---------          --------

BALANCE, beginning of period   10,522,300     $    10,522    $    309,308     $     (3,504)     $   316,326

COMMON SHARES ISSUED,
  net of issue costs               10,000              10           4,990             -               5,000

NET LOSS                             -               -               -             (15,415)         (15,415)
                               ----------        --------        --------        ---------         --------

BALANCE, end of period         10,532,300     $    10,532    $    314,298     $    (18,919)     $   305,911
                               ==========       =========       =========        =========         ========

                          WOLF INDUSTRIES INC.

           INTERIM CONSOLIDATED STATEMENT OF LOSS AND DEFICIT

                               (Unaudited)

                                                THREE MONTHS    SIX MONTHS
                                                   ENDED          ENDED
                                                  JUNE 30,       JUNE 30,
                                                    1997           1997
                                                 -----------    -----------

REVENUE
  Product sales                                $     106,101  $     229,464
  Cost of goods sold                                  54,758        118,827
                                                    --------       --------

GROSS MARGIN                                          51,343        110,637
                                                    --------       --------

EXPENSES
  Amortization                                        15,690         31,330
  Administration and marketing                        30,250         58,168
  Executive compensation                               8,724         22,530
  Interest on long-term debt                           3,294          5,273
  Rent                                                13,600         21,911
                                                    --------       --------

                                                      71,558        139,212
                                                    --------       --------

LOSS FROM OPERATIONS                                 (20,215)       (28,575)

INCOME TAXES RECOVERED                                 4,800          4,800
                                                    --------       --------

NET LOSS                                             (15,415)       (23,775)

RETAINED EARNINGS (DEFICIT),
 beginning of period                                  (3,504)         4,856
                                                    --------       --------

DEFICIT, end of period                         $     (18,919) $     (18,919)
                                                    ========       ========

                          WOLF INDUSTRIES INC.

               INTERIM CONSOLIDATED STATEMENT OF CASH FLOW

                               (Unaudited)

                                                THREE MONTHS    SIX MONTHS
                                                   ENDED          ENDED
                                                  JUNE 30,       JUNE 30,
                                                    1997           1997
                                                 -----------    -----------

CASH PROVIDED BY (USED FOR):
OPERATING ACTIVITIES
  Net loss                                     $     (15,415) $     (23,775)
  Amortization                                        15,690         31,330
                                                    --------       --------

                                                         275          7,555
  Changes in working capital:
     Accounts receivable                              10,772         31,779
     Inventory                                        (5,029)       (18,276)
     Prepaid expenses                                 (4,802)        (3,101)
     Demand bank loan                                 29,080         25,445
     Accounts payable                                  4,451         17,601
     Income taxes payable                             (4,800)        (4,800)
                                                    --------       --------

                                                      29,947         56,203
                                                    --------       --------

FINANCING ACTIVITIES
  Issue of common shares                               5,000         17,500
  Repayments of long-term debt                       (16,860)       (41,823)
                                                    --------       --------

                                                     (11,860)       (24,323)
                                                    --------       --------

INVESTING ACTIVITIES
  Purchase of capital assets                          (7,883)       (20,000)
  Purchase of 418297 Alberta Ltd.
   (o/a Calgary Chemicals)                              -            (4,500)
                                                    --------       --------

                                                      (7,883)       (24,500)
                                                    --------       --------

INCREASE IN CASH                                      10,204          7,380

CASH, beginning of period                             55,801         58,625
                                                    --------       --------

CASH, end of period                            $      66,005  $      66,005
                                                    ========       ========